UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014
Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2014, Lila Tretikov was elected as a member of our Board of Directors at a special meeting of the Board. On the same day, George Still Jr. submitted his resignation from the Board, which was accepted and made effective immediately. Mr. Still had served as a company director since November 2006 and was a Class II director at the time of his resignation.

Ms. Tretikov will serve as a Class II director and will stand for reelection at the 2016 annual meeting of stockholders. Prior to the election of Ms. Tretikov, the Board approved an increase to the membership size of the Board from eight members to nine members.

Ms. Tretikov will enter into our standard form of indemnification agreement for directors in connection with her membership on the Board and will be eligible to receive quarterly and annual cash and/or stock awards pursuant to our non-management director compensation program.

On September 22, 2014, we issued a press release announcing the appointment of Lila Tretikov to our Board and Mr. Still’s resignation. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

      (d) Exhibits.

99.1 Press Release of Rackspace Hosting, Inc., dated September 22, 2014, announcing the appointment of Lila Tretikov to its Board of Directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.
Date:	September 22, 2014	By:	/s/ Karl Pichler
Karl Pichler
Chief Financial Officer and Treasurer